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                                                                      Exhibit 15


                           PAX WORLD GROWTH FUND, INC.
                          Distribution and Service Plan

                                  Introduction

                  Pax World Growth Fund, Inc. (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act").

                  The Distribution and Service Plan (the "Plan") set forth below, which is designed to conform to the requirements of Rule 12b-1 under the Act and Rule 2830 of the Rules of Conduct of the National Association of Securities Dealers, Inc. (the "NASD"), has been adopted by the Fund.

                  The purpose of the Plan is to create incentives to qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts. Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Investment Company Act.

                  A majority of the Board of Directors of the Fund, including a majority of those Directors who are not "interested persons" of the Fund (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders.

                                    The Plan

                  The material aspects of the Plan are as follows:

                  1. Service and Distribution Activities. The Fund shall engage qualified broker-dealers and financial institutions to distribute shares of the Fund and to provide personal service and/or maintain shareholder accounts using their distribution networks, including sales personnel and branch office and central support systems. Services provided and activities undertaken to distribute shares of the Fund are referred to herein as "Distribution Activities"; services provided and activities


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undertaken to provide personal service and/or maintain shareholder accounts are referred to herein as "Service Activities".

                  2. Payment of Service Fee. The Fund may pay up to .25 of 1% per annum of the average daily net assets of the shares of the Fund as compensation for providing Service Activities. The Fund shall calculate and accrue daily amounts payable hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors may determine.

                  3. Payment for Distribution Activities. As compensation for the performance of Distribution Activities, the Fund may pay a distribution fee, together with the service fee (described in Section 2 hereof), of up to .35 of 1% per annum of the average daily net assets of the shares of the Fund. The Fund shall calculate and accrue daily amounts payable hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors may determine. Amounts payable under the Plan shall be subject to the limitations of Rule 2830 of the Rules of Conduct of the NASD.

                  4. Quarterly Reports; Additional Information. An appropriate officer of the Fund will provide to the Board of Directors of the Fund for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. In addition, such officer will provide to the Board of Directors of the Fund such additional information as the Board shall from time to time reasonably request.

                  5. Effectiveness; Continuation. The Plan shall not take effect until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the shares of the Fund.

                  If approved by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the shares of the Fund, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Directors of the Fund and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

                  6. Termination. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the shares of the Fund.

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                  7. Amendments. The Plan may not be amended to change the
combined service and distribution fees to be paid as provided for in Sections 2 and 3 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the shares of the Fund. All material amendments of the Plan shall be approved by a majority of the Board of Directors of the Fund and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Plan.

                  8. Rule 12b-1 Directors. While the Plan is in effect, the selection and nomination of the Directors shall be committed to the discretion of the Rule 12b-1 Directors.

                  9. Records. The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

Dated:  ______________, 1997

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